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                                                                      Exhibit 11


                NORTH PITTSBURGH SYSTEMS, INC. AND SUBSIDIARIES


                Statement re computation of per share earnings

                Statement of Computation of Earnings per Share



                                      For the Year
                                    Ended December 31
                              ----------------------------
                                2000      1999      1998
                              --------  --------  --------

Net Earnings                  $  7,889  $ 12,685  $ 14,518
                              ========  ========  ========

Average common shares
   outstanding                  15,005    15,005    15,005
                              ========  ========  ========

Basic and diluted earnings
   per share                  $    .53  $    .85  $    .97
                              ========  ========  ========